Exhibit 99.1

Contact:	Porter, LeVay & Rose, Inc.
Provectus Pharmaceuticals, Inc.	Marlon Nurse, VP - Investor Relations
Peter R. Culpepper, CFO	Bill Gordon, SVP - Media Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700

March 9, 2010

PROVECTUS PHARMACEUTICALS EXECUTES PURCHASE AGREEMENTS

FOR APPROXIMATELY $5.3 MILLION PRIVATE PLACEMENT

KNOXVILLE, TN, March 9, 2010 -- Provectus Pharmaceuticals, Inc. (OTC BB: PVCT), a development-stage oncology and dermatology biopharmaceutical company, announced today that it has signed agreements with various institutional and accredited investors for the private placement of an aggregate of approximately 7.1 million shares of its convertible preferred stock and warrants to purchase approximately 3.55 million shares of its common stock at an exercise price of $1.00 per share pursuant to a Securities Purchase Agreement.  The Company will receive gross proceeds of $5.3 million.  The shares to be issued to the investors and the shares underlying the warrants have not been and will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The transaction is expected to be consummated on March 11, 2010. The Company intends to use the proceeds of the private placement for working capital purposes.

Maxim Group LLC served as the Company's placement agent for the transaction.

This press release will not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

The Company intends to file a Current Report on Form 8-K with the Securities and Exchange Commission today, which will include a more detailed description of the transaction.

About Provectus Pharmaceuticals, Inc. (www.pvct.com)
Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its lead oncology agent, PV-10, is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing systemic side effects. Its oncology focus is on melanoma, breast cancer and metastatic liver cancer. The Company has received orphan drug designation from the FDA for its melanoma indication. Its lead dermatological drug, PH-10, also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed enrollment in three of its Phase 2 trials -- PV-10 as a therapy for metastatic melanoma, and PH-10 as a topical treatment for atopic dermatitis and for psoriasis. It has also recently initiated a Phase 1 trial for PV-10 for liver cancer. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.